CHASE


                         SERVICER COMPLIANCE STATEMENT


RE: CMLTI 2006-HE1: The Pooling and Servicing Agreement by and among Option
      One Mortgage Corporation as Servicer, Citigroup Mortgage Loan Trust Inc. as Depositor, Citibank, N.A. as Trustee Administrator, U.S. Bank National Association as Trustee, Wells Fargo Bank Minnesota as Servicer, JPMorgan Chase Bank, NA c/o CHF LLC as Servicer, Clayton Fixed Income Services as Credit Risk Manager, Citibank West, FSB as Custodian, JPMorgan Chase Bank, NA c/o CHF LLC as Servicer, and JPMorgan Chase Bank NA as Servicer (the "Agreement")


The undersigned, a duly authorized officer of JPMorgan Chase Bank, National Association, as servicer (the "Servicer") pursuant to the CMLTI 2006-HE1 (The "Agreement"), does hereby certify that:

             (1) A review of the activities of the Servicer during the calendar year ending December 31, 2006 and of the performance of the Servicer under the Agreement has been made under my supervision; and

             (2) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreement in all material respects throughout such year.


Date: 02/28/2007

                                              JPMorgan Chase Bank,
                                              National Association,
                                              As Servicer

                                              By:/s/ David Lowman
                                              -----------------------
                                              Name:/s/ David Lowman
                                              Title: Executive Vice President